Exhibit 10.1

RETENTION AND SEVERANCE AGREEMENT

This Agreement dated as of March 17, 2008 by and between Telular Corporation, a Delaware Corporation, (the “Company”), and Jonathan Charak, a resident of Illinois, (the “Executive”).

WHEREAS, the Executive is employed by the Company as its Chief Financial Officer and wishes to remain in this capacity; and

WHEREAS, the Company wishes to retain the services of the Executive in his current capacity;

NOW, THEREFORE, in consideration of the mutual obligations set forth herein, the parties hereby agree as follows:

1. In addition to the compensation and benefits currently provided to Executive, the Company agrees that in the event that a) the Executive’s employment is terminated by the Company for reasons other than “cause” (as defined below), or b) the Executive terminates his employment for “Good Reason” which is defined as i) a material dimunition in the level of responsibility assigned to Executive or the assignment of job tasks that are wholly inconsistent with the Executive’s currently determined position, or ii) a requirement that the Executive work from a new location greater than thirty (30) miles away from its existing location on the date of this agreement, and provided the Executive has signed the Company’s standard Separation And Release Agreement, the Executive will be provided a lump sum severance payment in the amount equal to six (6) calendar months of his standard salary as in effect on the date of termination, payable on the date of termination, subject to applicable withholding taxes.

2. It is understood by and between the parties that no term of employment is provided by this Agreement, and that Executive’s employment remains that of employment-at-will. As such, Executive’s employment may be terminated at any time with or without cause or notice by the Company it its sole discretion. It is the intention of the parties that this Retention and Severance Agreement in no way alters Executive’s employee-at-will status.

3. “Cause” shall be present: a) in the event Executive has materially failed to meet his obligations as Chief Financial Officer, Company has given notice to Executive in writing that his conduct constitutes cause for dismissal, Executive has been given ten (10) business days to remedy the conduct and Executive has failed to remedy the conduct and Executive fails to remedy his conduct; b) Executive has been convicted of a felony or misdemeanor constituting a crime of moral turpitude; or c) Executive has, through misconduct, negligence or malfeasance engaged in an act or course of conduct that causes injury to the Company. Upon written notice to Executive that his employment has been terminated for “cause,” the Company shall be relieved of any further obligation pursuant to this Agreement.

IN WITNESS WHEREFORE, the parties hereto have executed this Agreement as of this March 17, 2008.

TELULAR CORPORATION

Jonathan Charak	Joseph Beatty President & CEO